Exhibit 99

Section 2: EX-99 (PRESS RELEASE)

FOR RELEASE August 11, 2010

BOTETOURT BANKSHARES, Inc.

19747 Main Street

Buchanan, Virginia 24066

For Further Information Contact:

Michelle A. Alexander, Chief Financial Officer

(540) 591-5013

BOTETOURT BANKSHARES, INC ANNOUNCES EARNINGS

BUCHANAN, VIRGINIA. August 11, 2010 — Buchanan-based Botetourt Bankshares, Inc. announced today its consolidated financial results for the quarter ending June 30, 2010. Net income for the three months ended June 30, 2010 was $255,786 compared to $136,462 for the same period last year, representing an increase of $119,324 or 87.44%. Both basic and diluted earnings per share increased $0.10 from $0.11 at June 30, 2009 to $0.21 at June 30, 2010.

Net income for the first six months of 2010 amounted to $571,937. This amount compares to $477,790, for the same period of 2009, representing an increase of $94,147 or 19.70%. Both basic and diluted earnings per share increased $0.08 from $0.38 at June 30, 2009 to $0.46 at June 30, 2010.

At June 30, 2010 total assets amounted to $317,004,658, total deposits were $288,103,128, net loans were $259,858,214 and total stockholders’ equity was $27,028,798.

The Board of Directors of Botetourt Bankshares, Inc., the holding company for Buchanan, VA-based Bank of Botetourt, declared a quarterly dividend payment to $0.08 per share. The cash dividend is payable August 10, 2010 to stockholders of record on July 28, 2010.

H. Watts Steger, Chairman and Chief Executive Officer of Botetourt Bankshares, Inc., states “While the pace of the economic recovery is uncertain, we are encouraged that economic conditions are showing signs of improvement, as evidenced by the improved earnings results for the first six months of 2010 compared to the same time period a year ago, due to higher net interest income and lower noninterest expense. Despite a profitable quarter, our earnings remain below expectations due to continued higher loan loss provision expense as the Company continues to respond to our specific loan delinquencies, impaired loans, and exposure in the real estate development market. We are pleased with the improvement in the bank’s net interest margin which will be a benefit to the Company’s future earnings stream. The Company’s balance sheet, liquidity and capital levels remain strong. Both the Bank and the Company continue to exceed all minimum ratios to satisfy “well capitalized” regulatory status.”

Botetourt Bankshares, Inc. is the holding company for Bank of Botetourt, which was chartered in 1899. Bank of Botetourt operates ten full service offices in Botetourt, Rockbridge, Roanoke and Franklin counties.

Information in this press release contains “forward-looking statements.” These statements involve risks and uncertainties that could cause actual results to differ materially including, without limitation, the effects of future economic conditions, governmental fiscal and monetary policies, legislative and regulatory changes, the risks of changes in interest rates and the effects of competition. Additional factors that could cause actual results to differ materially are discussed in Botetourt Bankshares, Inc.’s recent filings with the Securities and Exchange Commission, included but not limited to its Annual Report on Form 10-K and its other periodic reports.

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Botetourt Bankshares, Inc.

Consolidated Balance Sheets

June 30, 2010 and December 31, 2009

	(Unaudited) June 30, 2010	(Audited) December 31, 2009
Assets

Cash and due from banks	$7,494,006	$7,507,950
Interest-bearing deposits with banks	15,444,515	2,044,636
Federal funds sold	3,220,000	7,272,000
Investment securities available for sale	14,667,382	16,090,402
Investment securities held to maturity (fair value approximates $100,000 at June 30, 2010 and $99,800 at December 31, 2009)	100,000	100,000
Restricted equity securities	581,000	581,000
Loans, net of allowance for loan losses of $3,442,753 at June 30, 2010 and $3,947,025 at December 31, 2009	259,858,214	259,998,540
Property and equipment, net	7,813,729	8,058,292
Accrued income	1,226,140	1,253,125
Foreclosed assets	2,463,250	1,322,340
Other assets	4,136,422	4,306,288

Total assets	$317,004,658	$308,534,573

Liabilities and stockholders’ equity

Liabilities
Noninterest-bearing deposits	$33,307,336	$30,706,483
Interest-bearing deposits	254,795,792	249,133,352

Total deposits	288,103,128	279,839,835

Accrued interest payable	577,609	685,138
Other liabilities	1,295,123	1,403,272

Total liabilities	289,975,860	281,928,245

Commitments and contingencies	—	—

Stockholders’ equity
Common stock, $1.00 par value, 2,500,000 shares authorized, 1,247,994 and 1,246,062 issued and outstanding at June 30, 2010 and December 31, 2009	1,247,994	1,246,062
Additional paid-in capital	1,658,600	1,630,586
Retained earnings	24,581,185	24,208,695
Accumulated other comprehensive loss	(458,981)	(479,015)

Total stockholders’ equity	27,028,798	26,606,328

Total liabilities and stockholders’ equity	$317,004,658	$308,534,573

Botetourt Bankshares, Inc.

Consolidated Statements of Operations

For Six Months and Three Months Ended June 30, 2010 and 2009 (unaudited)

	Six Months Ended June 30,		Three Months Ended June 30,
	2010	2009	2010	2009

Interest income
Loans and fees on loans	$7,840,864	$8,009,753	$3,871,138	$3,943,087
Federal funds sold	4,665	2,769	2,615	1,770
Investment securities:
Taxable	187,417	210,325	94,009	114,783
Exempt from federal income tax	115,670	146,668	57,663	69,841
Dividend income	870	656	786	84
Deposits with banks	5,018	1,492	3,563	1,378

Total interest income	8,154,504	8,371,663	4,029,774	4,130,943

Interest expense
Deposits	2,652,272	3,465,194	1,281,660	1,733,714
Federal funds purchased	—	1,495	—	3

Total interest expense	2,652,272	3,466,689	1,281,660	1,733,717

Net interest income	5,502,232	4,904,974	2,748,114	2,397,226

Provision for loan losses	1,225,000	785,000	655,000	310,000

Net interest income after provision for loan losses	4,277,232	4,119,974	2,093,114	2,087,226

Noninterest income
Service charges on deposit accounts	318,176	393,004	153,190	196,459
Mortgage origination fees	85,623	114,688	51,093	57,317
Net realized gain on sale of AFS securities	1,075	8,000	—	8,000
Other income	566,108	489,638	285,175	246,936

Total noninterest income	970,982	1,005,330	489,458	508,712

Noninterest expense
Salaries and employee benefits	2,327,706	2,267,271	1,150,225	1,109,491
Occupancy and equipment expense	482,230	507,749	244,207	264,062
Foreclosed assets, net	79,209	83,283	32,881	10,507
Other expense	1,565,799	1,618,429	804,292	1,040,317

Total noninterest expense	4,454,944	4,476,732	2,231,605	2,424,377

Income before income taxes	793,270	648,572	350,967	171,561
Income tax expense	221,333	170,782	95,181	35,099

Net income	$571,937	$477,790	$255,786	$136,462

Basic earnings per share	$0.46	$0.38	$0.21	$0.11

Diluted earnings per share	$0.46	$0.38	$0.21	$0.11

Dividends declared per share	$0.16	$0.28	$0.08	$0.14

Basic weighted average shares outstanding	1,247,082	1,245,300	1,247,570	1,245,300

Diluted weighted average shares outstanding	1,247,082	1,245,300	1,247,570	1,245,300